Exhibit 99.1

            Viasystems Group, Inc. to Realign Resources, Mission For European PCB Facility; Responding to Demands of High-Tech Customer Base

Business Editors
ST. LOUIS -- (BUSINESS WIRE) -- Aug. 20, 2004 Viasystems Group, Inc. today announced that it is realigning the resources and strategic mission of its high-technology PCB facility at Echt, Netherlands.

     The facility, which is one of the world's most advanced PCB design and manufacturing sites, will expand its focus from medium-volume productions of PCBs and backplanes to include the ability to offer quick-turn, prototyping and backplane assembly services to high-technology customers in the telecommunications, computing and data communications industries.

     "This realignment responds to our PCB customers' demands for a broader range of value-added services," said David M. Sindelar, Viasystems' Chief Executive Officer. "Our customers also demand a cost structure that is competitive on a global basis. As a result, we will reduce the workforce at our Echt facility by approximately 24% to create greater cost efficiencies."

     Viasystems Group, Inc. is a global provider of electro-mechanical components and assemblies. The company's 22,000 employees serve more than 100 customers in the automotive, consumer, computer and data communications, industrial and instrumentation, and telecommunications markets.